Exhibit 5.1 and 23.2

April 30, 2020
John McKenna
T: +1 650 843 5059
jmckenna@cooley.com

Apollo Endosurgery, Inc.
1120 S. Capital of Texas Highway
Building 1, Suite 300
Austin, Texas, 78746

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Apollo Endosurgery, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S‑8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 838,078 shares of the Company’s Common Stock, $0.001 par value, (the “Shares”) pursuant to the Apollo Endosurgery, Inc. 2017 Equity Incentive Plan (the “Plan”).

In connection with this opinion, we have examined the Registration Statement and related prospectus, the Plan, your Certificate of Incorporation, as amended and restated, and Bylaws, as amended and restated, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley LLP
By: /s/ John McKenna
 John McKenna
Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130
t: (650) 843-5000 f: (650) 849-7400 cooley.com